Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

LAKELAND INDUSTRIES, INC.
as Seller

and

NATIONAL SAFETY APPAREL, LLC
as Buyer

dated

March 27, 2026

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Asset Purchase Agreement

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Asset Purchase Agreement

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1.01 Purchased Assets

Schedule 1.03 Assumed Liabilities

Schedule 1.06 Allocation Schedule

Schedule 5.02(c) Competing Products Exceptions

EXHIBITS

Exhibit A Definitions

Exhibit B Transition Services Agreement

Exhibit C Contract Manufacturing Agreement

Exhibit D Illustrative Closing Inventory Amount

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Asset Purchase Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of March 27, 2026, is entered into between Lakeland Industries, Inc., a Delaware corporation (“Seller”), and National Safety Apparel, LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein, including as set forth on Exhibit A.

WHEREAS, Seller manufactures and sells a broad portfolio of protective apparel and personal protective equipment products across multiple categories;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, only the specific high-visibility and high-performance workwear styles consisting of ANSI-compliant high-visibility apparel and arc-rated (“AR”) and flame-resistant (“FR”) technical garments expressly identified on Schedule 1.01 attached hereto (the “Scheduled Styles”, together with related assets (as described below) relating to such Scheduled Styles, the “Business”);

WHEREAS, the transactions contemplated by this Agreement do not constitute the sale of a business, business unit, division, operating segment, or going concern, and do not include the transfer of any employees, manufacturing operations, inventory, or supply chain arrangements of Seller, except solely to the extent expressly set forth in this Agreement;

WHEREAS, Seller intends to continue operating its broader protective apparel business and to sell other products in its extensive product portfolio, including to customers who may also purchase the Scheduled Styles, subject to the covenants set forth herein; and

WHEREAS, Seller and Buyer desire to provide for certain limited transition services pursuant to a separate Transition Services Agreement, substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”), and a separate Contract Manufacturing Agreement, substantially in the form attached hereto as Exhibit C (the “Contract Manufacturing Agreement”), which agreements shall be governed exclusively by each of their respective terms and shall not modify or expand the rights or obligations set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

ARTICLE ITC “ARTICLE I PURCHASE AND SALE” \l 1
Purchase and Sale OF ASSETS

Section 1.01 TC “Section 1.01 Purchased Assets.” \l 2Purchased Assets.

(a) Subject to the terms of this Agreement, Seller shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s and its Affiliates’ right, title, and interest in and to only those assets identified on Schedule 1.01 or described in Section 1.01(b) (collectively, the “Purchased Assets”). For the avoidance of doubt, all sizes for each of the Scheduled Styles are included in the Purchased Assets. No asset of Seller shall be deemed included in the Purchased Assets unless such asset is identified on Schedule 1.01 or described in Section 1.01(b).

(b) The Purchased Assets include:

(i) with respect to each Scheduled Style, all designs, technical data, specifications, patterns, grading rules (whether digital or physical), bills of materials, construction specifications, tech packs, pre-production sample approval materials (if any), test data, certification files, and other documentation owned by Seller and used exclusively in connection with the Scheduled Style, together with all trademarks, trade names, copyrights, and other Intellectual Property used exclusively in connection with the Scheduled Styles expressly identified on Schedule 1.01;

(ii) all inventory of Seller and its Affiliates relating exclusively to the Scheduled Styles, including all raw materials, components, fabrics, trims, patterns, work-in-process, packaging, and finished goods, wherever located, as of the Closing Date (the “Closing Inventory”);

(iii) all of Seller’s and its Affiliates’ rights under warranties, indemnities, and all similar rights against third parties to the extent exclusively related to any Scheduled Style;

(iv) all historical certification and compliance documentation in Seller’s or one of its Affiliates’ possession relating to the Scheduled Styles, solely as records of historical testing and certification; and

(v) all goodwill associated exclusively with the Scheduled Styles, including customer relationships, customer recognition, and the benefit of Seller’s and its Affiliates’ historical sales and marketing activities relating thereto.

(c) As more fully set forth in Sections 1.04 and 1.05, at Closing, Seller shall deliver to Buyer the Closing Inventory in an aggregate amount equal to the Target Inventory Amount, which shall include an amount of finished goods inventory (the “Closing Finished Goods Inventory Amount”) sufficient to satisfy no less than ninety (90) days of sales (the “Inventory Sufficiency Requirement”), calculated based on the average monthly finished goods sales for the trailing three- (3-) month period ending immediately prior to the Closing Date in the same manner as included within the illustrative example in Exhibit D. The Purchase Price will be increased or reduced at Closing by the amount by which the Closing Inventory Amount is greater than or less than the Target Inventory Amount, in accordance with Sections 1.04 and 1.05. If the actual Closing Finished Goods Inventory Amount delivered to Buyer at Closing is less than the Inventory Sufficiency Requirement, then the Purchase Price shall be reduced at Closing on a dollar-for-dollar basis by the value of such deficiency, in accordance with Sections 1.04 and 1.05. For the avoidance of doubt, any Closing Inventory, including any finished goods inventory included in the Closing Inventory, that is determined to be obsolete, damaged, or discontinued will be reserved for in accordance with GAAP, which reserve will be taken into account in such calculation.

Section 1.02 TC “Section 1.02 Excluded Assets.” \l 2Excluded Assets. Buyer is not acquiring, and Seller is not selling, any assets of Seller other than the Purchased Assets identified on Schedule 1.01 or described in Section 1.01(b). All assets, properties, rights, contracts, and interests of Seller not so expressly described are retained by Seller (the “Excluded Assets”). For the avoidance of doubt, Buyer shall not acquire any accounts receivable or other rights to payment of Seller, whether arising before or after the Closing, and all amounts collected after the Closing with respect to sales or transactions occurring prior to the Closing shall belong exclusively to Seller. For the avoidance of doubt, any assets located within Mexican territory that were imported on a definitive basis, sourced locally in Mexico, or that have exceeded their permanency periods according to the applicable Mexican customs and tax programs are Excluded Assets.

Asset Purchase Agreement

Section 1.03 TC “Section 1.03 Assumed Liabilities.” \l 2Assumed Liabilities.

(a) Except as expressly set forth in this Section 1.03, Buyer does not assume, and shall not be responsible for, any liabilities or obligations of Seller or any of its Affiliates of any kind or nature, whether known or unknown, fixed or contingent, accrued or unaccrued, including without limitation, any liabilities or obligations of Seller related to compliance with Mexican customs and tax programs applicable to the assets located within Mexican territory that are included as Purchased Assets for prior to the Closing Date (all such liabilities retained by Seller, the “Retained Liabilities”).

(b) Buyer shall assume only those purchase orders expressly identified on Schedule 1.03 (the “Assumed Purchase Orders”), which shall be limited exclusively to (i) purchase orders for unfinished inventory or for raw materials or components not yet received as of the Closing and intended for use in the manufacture of the Scheduled Styles and (ii) open purchase orders from customers for finished goods included in the Scheduled Styles.

(c) Buyer shall not assume any other contracts, purchase orders, commitments, or obligations of Seller, and no contract shall be deemed assigned or assumed unless expressly listed on Schedule 1.03 (the “Assumed Liabilities”).

Section 1.04 TC “Section 1.04 Purchase Price.” \l 2Purchase Price.

(a) The aggregate purchase price for the Purchased Assets shall be $14,000,000.00 (the “Purchase Price”), as adjusted in accordance with Section 1.01(c), Section 1.04(b), and Section 1.05, plus the assumption of the Assumed Liabilities.

(b) At Closing, Buyer shall pay the Purchase Price as follows:

(i) Buyer shall deposit an amount equal to $400,000.00 (the “Adjustment Escrow Amount” and such fund, the Adjustment Escrow Fund”) and an amount equal to $1,000,000.00 (the “Indemnification Escrow Amount” and such fund, the “Indemnification Escrow Fund”), together with any fees due with respect thereto, with the Escrow Agent, such Adjustment Escrow Amount and Indemnification Escrow Amount to be held or disbursed in accordance with the terms of the Escrow Agreement; and

(ii) Buyer shall pay to Seller an amount equal to the Purchase Price, (A) less the aggregate of Adjustment Escrow Amount and the Indemnification Escrow Amount, (B) less the difference, if any, between the Inventory Sufficiency Requirement and the Estimated Closing Finished Goods Inventory Amount, (C) less the amount (if any) by which Estimated Closing Inventory Amount is less than the Target Inventory Amount, (D) plus the amount (if any) by which the Estimated Closing Inventory Amount exceeds the Target Inventory Amount, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Seller to Buyer.

(c) Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer: (i) a written statement (the “Estimated Closing Inventory Amount”) setting forth Seller’s good faith estimate of the Closing Inventory Amount, which includes Seller’s good faith estimate of the Closing Finished Goods Inventory Amount (the “Estimated Closing Finished Goods Inventory Amount”); (ii) a funds flow statement setting forth the Persons to be paid at Closing and wire transfer instructions for the account of each such Person; and (iii) customary payoff letters (the “Payoff Letters”) and invoices or other documentation from each Person to

Asset Purchase Agreement

whom Seller or any Owner owes Indebtedness or Transaction Expenses, in each case in a form reasonably satisfactory to Buyer.

Section 1.05 TC “Section 1.05 Closing Inventory Adjustment.” \l 2Closing Inventory Adjustment.

(a) Within 120 days after the Closing Date, Buyer may deliver to Seller a written statement (the “Closing Inventory Statement”) setting forth its calculation of the Closing Inventory Amount at Closing (without giving effect to the Transactions), which includes Buyer’s calculation of the Closing Finished Goods Inventory Amount, in each case, prepared in accordance with GAAP, except that the calculation of inventory excludes the value of freight and is valued using the standard rates in effect as of January 2026 or prior. For the avoidance of doubt, all Mexico-designated inventory at Closing is not included in the calculation of the Closing Inventory Amount or Closing Finished Goods Inventory Amount. Following receipt of the Closing Inventory Statement, Seller shall have thirty (30) days to review Buyer’s calculation of the Closing Inventory Amount and Closing Finished Goods Inventory Amount set forth on the Closing Inventory Statement. At or before the end of the thirty- (30-) day review period, Seller shall either (i) accept the Closing Inventory Statement in its entirety, or (ii) deliver to Buyer a written notice (a “Dispute Notice”) setting forth a reasonably detailed explanation of those items in the Closing Inventory Statement that Seller disputes, including Seller’s determination of each disputed amount (each, an “Item of Dispute”). If Seller does not deliver a Dispute Notice to Buyer within the thirty- (30-) day review period, Seller shall be deemed to have accepted the Closing Inventory Statement in its entirety and all calculations therein. If Seller timely delivers a Dispute Notice in which some, but not all, of the items in the Closing Inventory Statement are properly disputed, Seller shall be deemed to have accepted all of the items not disputed in its Dispute Notice. Buyer and Seller shall reasonably cooperate with each other and their respective representatives in connection with review of the Closing Inventory and Closing Inventory Statement, including by providing the other Party and their respective Representatives with reasonable access during business hours to materials used in, or reasonably requested by such Person, in the preparation of the Estimated Closing Inventory Amount, Estimated Closing Finished Goods Inventory Amount, and the Closing Inventory Statement. If Seller delivers a Dispute Notice to Buyer within the thirty- (30-) day period, then Seller and Buyer will use commercially reasonable efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Closing Inventory Statement will be modified as necessary to reflect such resolution. If all Items of Dispute are so resolved, the Closing Inventory Statement (as so modified) will be conclusive and binding on Buyer and Seller.

(b) If any Item of Dispute remains unresolved for a period of thirty (30) days after Seller’s delivery of a Dispute Notice (the “Resolution Period”), then either Buyer or Seller may, within thirty (30) days following the end of the Resolution Period, submit the dispute to a mutually satisfactory independent regional or national public accounting firm (the “Independent Accounting Firm”). Then, Buyer and Seller shall each provide their respective calculations of any Items of Dispute in writing to the Independent Accounting Firm and request that the Independent Accounting Firm render, as soon as reasonably practicable, but in no event later than thirty (30) days after its retention, a written determination of such items, which determination (i) will be based solely on whether each such Item of Dispute was prepared in accordance with the terms of this Agreement and (ii) will not be resolved so the final amount determined by the Independent Accounting Firm is more favorable to Seller than the calculation for such Item of Dispute delivered by Seller or more favorable to Buyer than the calculation for such Item of Dispute delivered by Buyer, as to each unresolved Item of Dispute. Buyer and Seller shall cooperate fully with the Independent Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Independent Accounting Firm’s determination as to each Item of

Asset Purchase Agreement

Dispute submitted to it will be in writing and will be final, conclusive, and binding upon the Parties, absent manifest error, and the Closing Inventory Statement will be modified to the extent necessary to reflect such determination. The fees and expenses of the Independent Accounting Firm will be borne by Buyer, on the one hand, and Seller, on the other hand, in proportion to the portion of the aggregate amount in dispute that is finally resolved by the Independent Accounting Firm in a manner adverse to such party. For example, if Buyer claims the appropriate adjustments are $1,100 less than the amount determined by Seller, and Seller contests only $500 of the amount claimed by Buyer (thereby agreeing Buyer is owed $600), and if the Independent Accounting Firm ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Independent Accounting Firm will be allocated 60% (i.e., 300/500) to Seller and 40% (i.e., 200/500) to Buyer.

(c) The Closing Inventory Statement will be deemed final for the purposes of this Section 1.05 upon the earliest of (i) the failure of Seller to provide Buyer with a Dispute Notice within thirty (30) days of Buyer’s delivery of the Closing Inventory Statement, (ii) the resolution of all Items of Dispute pursuant to Section 1.05(a) by Buyer and Seller, or (iii) the resolution of all Items of Dispute pursuant to Section 1.05(b) by the Independent Accounting Firm. Upon the final determination of the Closing Inventory Amount as set forth in this Section 1.05, Buyer shall adjust, if applicable, the Closing Inventory Statement accordingly, such adjusted Closing Inventory Statement will be deemed final and binding upon the parties hereto (the “Final Closing Inventory Statement”), and Buyer will deliver such Final Closing Inventory Statement to Seller.

(d) Upon delivery of the Final Closing Inventory Statement pursuant to Section 1.05(c):

(i) If the Closing Inventory Amount as reflected on the Final Closing Inventory Statement is equal to the Estimated Closing Inventory Amount, then Buyer and Seller shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay the entire Adjustment Escrow Fund to Seller.

(ii) If the Closing Inventory Amount as reflected on the Final Closing Inventory Statement is greater than the Estimated Closing Inventory Amount (the amount of such excess, the “Excess Amount”), then (A) Buyer shall, within five (5) Business Days of the final determination of the same, pay to Seller the Excess Amount by wire transfer of immediately available funds to an account specified in writing by Seller at least two (2) Business Days in advance, and (B) Buyer and Seller shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay the entire Adjustment Escrow Fund to Seller.

(iii) If the Closing Inventory Amount as reflected on the Final Closing Inventory Statement is less than the Estimated Closing Inventory Amount (the absolute value of such deficiency, the “Shortfall Amount”), then (A) if the funds in the Adjustment Escrow Fund are less than the Shortfall Amount, (1) Buyer and Seller shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay the entire Adjustment Escrow Fund to Buyer, and (2) Seller shall, within five (5) Business Days of the final determination of the same, pay to Buyer the amount of the difference between the Shortfall Amount and the Adjustment Escrow Fund by wire transfer of immediately available funds to an account specified in writing by Buyer at least two (2) Business Days in advance, and (B) if the funds in the Adjustment Escrow Fund are equal to or greater than the Shortfall Amount, Buyer and Seller shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (1) pay the

Asset Purchase Agreement

Shortfall Amount from the Adjustment Escrow Fund to Buyer and (2) pay the remaining funds in the Adjustment Escrow Fund (if any) to Seller.

(e) Upon delivery of the Final Closing Inventory Statement pursuant to Section 1.05(c):

(i) If the Closing Finished Goods Inventory Amount as reflected on the Final Closing Inventory Statement is greater than the Estimated Closing Finished Goods Inventory Amount (the amount of such excess, the “Finished Goods Excess Amount”), then Buyer shall, within five (5) Business Days of the final determination of the same, pay to Seller the Finished Goods Excess Amount by wire transfer of immediately available funds to an account specified in writing by Seller at least two (2) Business Days in advance.

(ii) If the Closing Finished Goods Inventory Amount as reflected on the Final Closing Inventory Statement is less than the Estimated Closing Finished Goods Inventory Amount (the absolute value of such deficiency, the “Finished Goods Shortfall Amount”), then Seller shall, within five (5) Business Days of the final determination of the same, pay to Buyer the Finished Goods Shortfall Amount by wire transfer of immediately available funds to an account specified in writing by Buyer at least two (2) Business Days in advance.

After giving effect to the adjustments required under Section 1.05(d), if funds are available in the Adjustment Escrow Fund to satisfy the adjustments required under this Section 1.05(e), the Parties may satisfy the requisite adjustments under this Section 1.05(e) from the Adjustment Escrow Fund, in part or in full. For the avoidance of doubt, no amount shall be counted more than once for purposes of adjustments to the Purchase Price under this Section 1.05.

Section 1.06 TC “Section 1.06 Allocation of Purchase Price.” \l 2Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule set forth on Schedule 1.06 (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the Allocation Schedule.

Section 1.07 TC “Section 1.07 Non-Assignable Assets.” \l 2Non-Assignable Assets. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a sale, assignment, or transfer of any Purchased Asset or Assumed Liability if such sale, assignment, or transfer: (a) violates applicable Law; or (b) requires the Consent or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement and such Consent or waiver has not been obtained prior to the Closing. Seller will use its reasonable best efforts to obtain the Consent of such other Person to the assignment or transfer of any such Purchased Asset to Buyer in all cases in which such Consent is or may be required for such assignment or transfer. Buyer will, without incurring any additional cost or expense, reasonably cooperate with Seller in its efforts to obtain such Consents. If any such Consent is not obtained with respect to a Purchased Asset, Seller will use its reasonable best efforts to provide an alternate arrangement satisfactory to Buyer that is designed to provide to Buyer the full economic benefits intended to be assigned or transferred to Buyer under the relevant Purchased Asset. Without limiting the generality of the foregoing, the beneficial interest in and to the Purchased Asset, to the fullest extent permitted by the relevant Purchased Asset, will pass in full to Buyer at the Closing.

Asset Purchase Agreement

Section 1.08 TC “Section 1.08 Withholding Taxes.” \l 2Withholding Taxes. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable law. Buyer shall provide Seller with written notice of its intent to withhold at least five (5) days prior to the Closing with a written explanation substantiating the requirement to deduct or withhold, and the parties shall use commercially reasonable efforts to cooperate to mitigate or eliminate any such withholding to the maximum extent permitted by law. To the extent that amounts are so withheld and paid over to the appropriate tax authority by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE IITC “ARTICLE II CLOSING” \l 1
Closing

Section 2.01 TC “Section 2.01 Closing.” \l 2Closing. Subject to the terms of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as Seller and Buyer may mutually agree in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.” The Closing shall be deemed effective as of 11:59:59 p.m. Central Time (CT) on the Closing Date.

Section 2.02 TC “Section 2.02 Seller Deliverables.” \l 2Seller Deliverables. At the Closing, in addition to the documents set forth in Section 2.04, Seller shall deliver to Buyer the following:

(a) a bill of sale transferring the Purchased Assets to Buyer (the “Bill of Sale”), duly executed by Seller;

(b) an assignment and assumption agreement effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities (the “Assignment and Assumption Agreement”), duly executed by Seller;

(c) an intellectual property assignment and assumption agreement effecting the assignment to and assumption by Buyer of the Intellectual Property Assets (the “IP Assignment and Assumption Agreement”), duly executed by Seller;

(d) the Escrow Agreement, duly executed by Seller;

(e) a certificate of the Secretary (or equivalent officer) of Seller certifying as to (i) the resolutions of the board of directors and the stockholders of Seller, which authorize the execution, delivery, and performance of this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment and Assumption Agreement, the Transition Services Agreement, the Escrow Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents;

(f) customer data, including customer names, customer contact information, sales histories, open quotes, and active sales leads to the extent related to the Scheduled Styles;

Asset Purchase Agreement

(g) a copy of the resale certificate provided to Seller’s vendors for the applicable Purchased Assets;

(h) that certain Manufacturing Supply Agreement, substantially in the form attached hereto as Exhibit E (the “Supply Agreement”), duly executed by Seller’s wholly-owned subsidiaries Weifang Lakeland Safety Products Co., Ltd., a Chinese company limited by shares, and Lakeland Industries Co., Ltd., a Vietnamese limited liability company;

(i) delivery of all Payoff Letters, in a form reasonably acceptable to Buyer;

(j) evidence of the release of all Encumbrances applicable to the Purchased Assets, in a form reasonably acceptable to Buyer; and

(k) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

Section 2.03 TC “Section 2.03 Buyer Deliverables.” \l 2Buyer Deliverables. At the Closing, in addition to the documents set forth in Section 2.04, Buyer shall deliver to Seller the following:

(a) the Purchase Price by wire transfer of immediately available funds in accordance with Section 1.04;

(b) the Assignment and Assumption Agreement, duly executed by Buyer;

(c) the IP Assignment and Assumption Agreement, duly executed by Buyer;

(d) the Escrow Agreement, duly executed by Buyer;

(e) a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (i) the resolutions of the sole managing member of Buyer, which authorize the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents;

(f) a resale exemption certificate for the Purchased Assets;

(g) the Supply Agreement, duly executed by Buyer; and

(h) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to the transactions contemplated by this Agreement.

Section 2.04 TC “Section 2.04 Transition Services Agreement and Contract Manufacturing Agreement.” \l 2Transition Services Agreement and Contract Manufacturing Agreement.

(a) At the Closing, Seller and Buyer shall execute and deliver the Transition Services Agreement in the form attached hereto as Exhibit B. The Transition Services Agreement shall be a separate agreement between the parties and shall not modify, limit, or expand the terms of this

Asset Purchase Agreement

Agreement. In the event of any inconsistency between this Agreement and the Transition Services Agreement, the terms of this Agreement shall control.

(b) At the Closing, Seller and Buyer shall execute and deliver the Contract Manufacturing Agreement in the form attached hereto as Exhibit C. The Contract Manufacturing Agreement shall be a separate agreement between the parties and shall not modify, limit, or expand the terms of this Agreement. In the event of any inconsistency between this Agreement and the Contract Manufacturing Agreement, the terms of this Agreement shall control.

ARTICLE IIITC “ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER” \l 1
Representations and warranties of seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 TC “Section 3.01 Organization and Authority of Seller.” \l 2Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 TC “Section 3.02 No Conflicts or Consents.” \l 2No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of the certificate of incorporation or bylaws of Seller; (b) violate or breach any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Schedule 3.02 of the Disclosure Schedules, require the Consent, notice or other action by any Person under, conflict with, violate or breach, constitute a default under, or result in the acceleration of any contract included in the Purchased Assets or Assumed Liabilities; or (d) require any Consent, permit, Governmental Order, filing, or notice from, with, or to any Governmental Authority by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; except, in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration, or failure to obtain Consent or give notice would not have a Material Adverse Effect and, in the case of clause (d), where such Consent, permit, Governmental Order, filing, or notice which, in the aggregate, would not have a Material Adverse Effect.

Section 3.03 TC “Section 3.03 Product-Level Financial Information.” \l 2 Product-Level Financial Information. Seller has made available to Buyer certain unaudited, product-level financial information relating solely to the Scheduled Styles, consisting of summaries of historical net sales, direct costs, and contribution margin for the three (3) most recently completed fiscal years of Seller and for the period from January 1, 2026 through January 31, 2026 (collectively, the “Product Financial Information”). The Product Financial Information has been derived from Seller’s internal books and

Asset Purchase Agreement

records and prepared on a carve-out and pro forma basis, allocating revenues and costs to the Scheduled Styles using methodologies Seller believes to be reasonable under the circumstances. The Product Financial Information has not been prepared in accordance with generally accepted accounting principles and does not purport to present the financial position, results of operations, or cash flows of a standalone business or operating unit. Seller makes no representation or warranty that the Product Financial Information is complete or that it would be comparable to financial statements prepared in accordance with generally accepted accounting principles or applicable to any other period or any other product line, nor does Seller make any representation or warranty regarding future performance, margins, or profitability of the Scheduled Styles. Except as expressly set forth in this Section 3.03, Seller makes no representation or warranty with respect to any financial information provided to Buyer in connection with this Agreement.

Section 3.04 TC “Section 3.04 Absence of Certain Changes, Events and Conditions.” \l 2Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement, from January 1, 2026 until the date of this Agreement, Seller has operated the Business in the ordinary course of business in all material respects and there has not been any change, event, condition, or development that is materially adverse to: (a) the business, results of operations, financial condition, or assets of the Business, taken as a whole; or (b) the ability of Seller to consummate the transactions contemplated hereby.

Section 3.05 TC “Section 3.05 Inventory.” \l 2Inventory. Seller has good and valid title to the Closing Inventory, free and clear of any lien, charge, claim, pledge, security interest, or other similar encumbrance (each, an “Encumbrance”), other than liens arising under applicable law for amounts not yet due. All inventory, whether or not reflected in the Product Financial Information, consists of quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. The quantities of each item of Closing Inventory (whether raw materials, work-in-process, or finished goods) are not excessive but are reasonable in the present circumstances of Seller. Seller represents that the Closing Inventory has been produced in material conformity with Seller’s specifications for the Scheduled Styles in effect at the time of manufacture. Any assets located within Mexican territory that are included in the Closing Inventory have been imported on a temporary basis, were not imported on a definitive basis, were not sourced locally in Mexico, and have not exceeded their permanency periods according to the applicable Mexican customs and tax programs. Any assets in transit or designated for shipment to Mexican territory that are included in the Closing Inventory are imported on a temporary basis, are not imported on a definitive basis, are not sourced locally in Mexico, and have not exceeded their permanency periods according to the applicable Mexican customs and tax programs.

Section 3.06 TC “Section 3.06 Title to Tangible Personal Property.” \l 2Title to Tangible Personal Property. Seller has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in the Purchased Assets, free and clear of any Encumbrance, except for: (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s, or other like liens arising or incurred in the ordinary course of business; (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (d) those Encumbrances set forth on Schedule 3.06(d) of the Disclosure Schedules; and (e) other imperfections of title or Encumbrances, if any, that would not have a Material Adverse Effect.

Section 3.07 TC “Section 3.07 Sufficiency of Design and Technical Documentation.” \l 2 Sufficiency of Design and Technical Documentation. The design files, technical specifications, patterns, grading rules, bills of materials, construction specifications, and related documentation included in the Purchased Assets for each Scheduled Style are, in all material respects, sufficient to enable a manufacturer

Asset Purchase Agreement

with appropriate equipment, facilities, personnel, and access to suitable raw materials and components to manufacture such Scheduled Style in substantially the same form and construction as manufactured by Seller prior to the Closing. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, regarding (a) the availability, cost, or suitability of any equipment, tooling, raw materials, components, suppliers, or manufacturing facilities; (b) the ability of Buyer or any third party to manufacture the Scheduled Styles at any particular cost, quality level, volume, or timeframe; or (c) re-certification of any testing, certification, or regulatory approvals following the Closing.

Section 3.08 TC “Section 3.08 Legal Proceedings; Governmental Orders.” \l 2Legal Proceedings; Governmental Orders.

(a) There are no claims, actions, suits, investigations, or other legal proceedings (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities that, if determined adversely to Seller, would result in a Material Adverse Effect.

(b) There are no outstanding Governmental Orders against, relating to, or affecting the Business or the Purchased Assets that would have a Material Adverse Effect.

Section 3.09 TC “Section 3.09 Compliance with Laws.” \l 2Compliance with Laws. Seller is in compliance in all material respects with all Laws applicable to the Business to the extent such Laws relate to the design, marketing, sale, distribution, labeling, testing, and historical certification of the Scheduled Styles or the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

Section 3.10 TC “Section 3.10 Taxes.” \l 2Taxes.

(a) Seller has filed (taking into account any valid extensions) all material Tax Returns with respect to the Business required to be filed by Seller for any tax periods prior to Closing and has paid all Taxes shown thereon as owing. Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b) Seller has complied in all material respects with the Mexican customs and tax programs applicable to the assets located within Mexican territory that are included in the Purchased Assets. Any assets located within Mexican territory that are included in the Purchased Assets have been imported on temporary basis and have not exceeded their permanency period under the applicable Mexican customs and tax programs.

(c) There are no audits, examinations, investigations, proceedings, or other Actions pending or, to Seller’s knowledge, threatened with respect to any Taxes attributable to the Purchased Assets, and Seller has not received any written notice from any tax authority of any proposed assessment, deficiency, adjustment, or claim for additional Taxes with respect to the Purchased Assets that remains unresolved.

(d) Seller has not executed, entered into, or agreed to any waiver, extension, or other agreement with any taxing authority extending or tolling the applicable statute of limitations with respect to any Taxes attributable to the Purchased Assets, and no such waiver or extension is currently in effect.

Asset Purchase Agreement

(e) No transfer pricing adjustments, settlements, closing agreements, or similar arrangements have been proposed, asserted, or agreed to by Seller with any taxing authority, and there are no pending or, to Seller’s knowledge, threatened disputes with any taxing authority, in each case relating to the manufacture, sale, or transfer of the Scheduled Styles or any intercompany arrangements of Seller relating thereto (including any manufacturing or supply arrangements involving Mexico).

(f) The representations and warranties set forth in this Section 3.10 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

(g) The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, value added (including Mexican Value Added Tax), documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

Section 3.11 TC “Section 3.11 Intellectual Property.” \l 2Intellectual Property.

(a) Schedule 3.11(a) of the Disclosure Schedules contains a list of all of the registered Intellectual Property owned by Seller and included in the Purchased Assets (the “Registered IP”). The Registered IP is subsisting, valid, and enforceable. All fees have been paid, and all actions have been performed, as would be required to maintain the Registered IP through the Closing. Seller has title to all Registered IP free and clear of all Encumbrances.

(b) All employees and independent contractors of Seller who have conceived or authored any material Intellectual Property owned by Seller and included in the Purchased Assets are subject to the work for hire doctrine with respect to such Intellectual Property, and no such employees or independent contractors have agreed in writing to assign such Intellectual Property to Seller.

(c) During the two- (2-) year period prior to the date hereof, Seller has not received any written notices of infringement or misappropriation of any rights to Intellectual Property from any third party with respect to the use of Intellectual Property included in the Purchased Assets. No third party is materially infringing or misappropriating any Registered IP, and the Business as conducted by Seller prior to the Closing Date does not infringe upon any other Person’s rights to any Intellectual Property.

Section 3.12 TC “Section 3.12 Environmental Matters.” \l 2Environmental Matters. With respect to Seller’s design, sourcing, assembly, storage, marketing, and sale of the Scheduled Styles prior to the Closing Date, Seller is in compliance in all material respects with all applicable Environmental, Health, and Safety Requirements. Seller has not received any written notice alleging any material violation of Environmental, Health, and Safety Requirements arising from Seller’s conduct of such activities prior to the Closing Date nor, to Seller’s knowledge, are there any pending investigatory, remedial, or corrective obligations relating to such activities. As used herein, “Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, pollution, or protection of the environment, including the storage, use, manufacturing, or processing involving hazardous materials or substances (including, without limitation, per- and poly-fluoroalkyl substances), wastes, chemicals, or other pollutants that are regulated or listed in Law.

Asset Purchase Agreement

Section 3.13 TC “Section 3.13 International Trade.” \l 2International Trade. With respect to Seller’s import and export transactions relating to the Scheduled Styles or the Purchased Assets conducted by Seller prior to the Closing Date, Seller has complied in all material respects with all applicable U.S. import controls, all applicable export controls, and all applicable economic sanctions Laws, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC) and under the Export Administration Regulations. Seller has not received any written notice, and to Seller’s knowledge, Seller has not received any oral notice, alleging any material violation of such Laws in connection with such transactions.

Section 3.14 TC “Section 3.14 Related Party Transactions.” \l 2Related Party Transactions. To the extent materially related to the Scheduled Styles or the Purchased Assets, no equityholder, officer, director, or employee of Seller, or member of his or her immediate family or any of their respective Affiliates (“Related Persons”): (a) owes any material amount to Seller or any of its Affiliates arising directly from the Purchased Assets, nor does Seller or any of its Affiliates owe any material amount to any Related Person arising from the Purchased Assets; (b) is party to any written or oral agreement, arrangement, understanding, or contract with Seller or any of its Affiliates that relates directly to the Purchased Assets and that will survive the Closing; (c) owns any property or right, tangible or intangible, that is used in connection with the Scheduled Styles and that is not included in the Purchased Assets; (d) has any claim or cause of action against Seller or any of its Affiliates that arises from the Purchased Assets; or (e) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, partner, member, manager, consultant to, lender to, or borrower from, any Person that is a supplier or customer related to the Purchased Assets in a manner that would reasonably be expected to give rise to a material conflict of interest with respect to the Purchased Assets following the Closing.

Section 3.15 TC “Section 3.15 Brokers.” \l 2Brokers. Except for Cherry Tree and Associates, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.16 TC “Section 3.16 No Other Representations and Warranties.” \l 2No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information, documents, or material regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives in any form (including any information, documents, or material made available to Buyer in Seller’s virtual data room maintained by FirmRoom on behalf of Seller for purposes of this Agreement or any management presentations made in expectation of the transactions contemplated hereby), or as to the future revenue, profitability, or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IVTC “ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER” \l 1
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 TC “Section 4.01 Organization and Authority of Buyer.” \l 2Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party,

Asset Purchase Agreement

to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 TC “Section 4.02 No Conflicts; Consents.” \l 2No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of the certificate of incorporation or bylaws of Buyer; (b) violate or breach any provision of any Law or Governmental Order applicable to Buyer; (c) require the Consent, notice, or other action by any Person under, conflict with, violate or breach, constitute a default under, or result in the acceleration of any agreement to which Buyer is a party; or (d) require any Consent, permit, Governmental Order, filing, or notice from, with, or to any Governmental Authority by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; except, in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration, or failure to obtain Consent or give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and, in the case of clause (d), where such Consent, permit, Governmental Order, filing, or notice which, in the aggregate, would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03 TC “Section 4.03 Solvency; Sufficiency of Funds.” \l 2Solvency; Sufficiency of Funds. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all Liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay, or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.04 TC “Section 4.04 Legal Proceedings.” \l 2Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 4.05 TC “Section 4.05 Brokers.” \l 2Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.06 TC “Section 4.06 Independent Investigation.” \l 2Independent Investigation. Buyer has conducted its own independent investigation, review, and analysis of the Business and the Purchased Assets and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express

Asset Purchase Agreement

representations and warranties of Seller set forth in ARTICLE III of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets, or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VTC “ARTICLE V COVENANTS” \l 1
Covenants

Section 5.01 TC “Section 5.01 Confidentiality.” \l 2Confidentiality. From and after the Closing, Seller shall hold, and shall cause each of its Affiliates and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, the Purchased Assets, and the Assumed Liabilities, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller, its Affiliates, or any of their respective Representatives are compelled to disclose any information by a Governmental Authority or Governmental Order, then Seller will promptly notify Buyer in writing and will disclose only that portion of such information which it is advised by counsel to disclose or is legally required to be disclosed; provided, however, that Seller will use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 TC “Section 5.02 Non-Competition; Non-Solicitation; No Circumvention.” \l 2Non-Competition; Non-Solicitation; Non-Circumvention.

(a) For a period of five (5) years following the Closing Date (the “Restricted Period”), Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly: (i) design, develop, manufacture, market, or sell Competing Products, (ii) have an interest in any Person that engages directly or indirectly in the business of manufacturing, marketing, or selling any Competing Products in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant; or (iii) cause, induce, or encourage any actual or prospective client, customer, supplier, or licensor of the Scheduled Styles or Competing Products (including any existing or former client or customer of Seller that has conducted business with Seller during the two- (2-) year period prior to the Closing Date and any Person that becomes a client or customer of Seller after the Closing), or any other Person who has a business relationship with Seller related to the Competing Products, to terminate or modify any such actual or prospective relationship. Nothing in this Section 5.02 shall restrict Seller or its Affiliates from continuing to manufacture, market, or sell any other products in Seller’s or its Affiliates’ existing or future product portfolio, including to customers that may also purchase the Scheduled Styles, so long as such products do not constitute Competing Products. The restrictive covenants set forth in this Section 5.02(a) shall apply only to Seller’s activities in North America, South America (except for Argentina), and Latin America (the “Territory”). Nothing in this Section 5.02 shall restrict or prohibit Seller or any of its Affiliates (including Lakeland Industries Holdings Pty Ltd (d/b/a LHD Group Australia) or any successor thereto) from manufacturing, marketing, or selling any products (including products that are the same as or similar to the Scheduled Styles) outside of the Territory, provided that Seller and its Affiliates do not use any Intellectual Property or any other property included in the Purchased Assets in connection with such activities. Notwithstanding clause (ii) in the first sentence of this Section 5.02(a), the ownership by Seller or any of its Affiliates of less than five 5% of the outstanding equity interests of any publicly traded entity shall not be deemed a violation of this Section 5.02(a).

Asset Purchase Agreement

(b) During the Restricted Period, Seller shall not intentionally divert customers within the Territory seeking the Scheduled Styles to Competing Products. If Seller becomes aware that a customer is specifically seeking to purchase a Scheduled Style, Seller shall (i) promptly notify Buyer via Megan Porter (mporter@thinknsa.com) of receipt of such customer inquiry and provide such customer’s name and contact information to Buyer and (ii) use commercially reasonable efforts to direct such customer to Buyer, including by providing such customer with the following contact information of Buyer: Megan Porter (mporter@thinknsa.com). Seller shall have no obligation to guarantee that any customer purchases from Buyer.

(c) For purposes of this Section 5.02, a “Competing Product” means a product that has substantially the same intended use and material functional characteristics as a Scheduled Style, including any successor, derivative, modified, updated, re-engineered, or functionally equivalent version of a Scheduled Style, regardless of whether such product is assigned a new style number or designation; provided, however, that a Competing Product shall not include: (i) fire and industrial traffic vests; (ii) any product listed on Schedule 5.02(c) (collectively, the “Competing Products Exceptions”); or (iii) any product manufactured, marketed, or sold by Seller or its Affiliates outside of the Territory provided that such product does not incorporate, display, or otherwise use any Intellectual Property or any other property included in the Purchased Assets.

(d) During the Restricted Period, Seller shall not, and shall cause its Affiliates not to, directly or indirectly hire or solicit any Person who is or was employed or engaged as a contractor by Buyer during the two- (2-) year period prior to the Closing Date, or encourage any such employee or contractor to leave such employment or relationship, or hire any such employee or contractor who has left such employment or engagement, except pursuant to a general solicitation which is not directed specifically to any such employees or contractors.

(e) Seller acknowledges that a breach or threatened breach of Section 5.01 or this Section 5.02 would give rise to irreparable harm to Buyer for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer will, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). Seller acknowledges that the restrictions contained in Section 5.01 and this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in Section 5.01 or this Section 5.02 should ever be adjudicated to exceed the time, geographic, product, service, or other limitations permitted by applicable Law in any jurisdiction or any court order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product, service, or other limitations permitted by applicable Law or such order. The covenants contained in Section 5.01 and this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03 TC “Section 5.03 Public Announcements.” \l 2Public Announcements. Unless otherwise required by applicable Law, neither party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written Consent of the other party (which Consent shall not be unreasonably withheld, conditioned, or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Asset Purchase Agreement

Section 5.04 TC “Section 5.04 Bulk Sales Laws.” \l 2Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 5.05 TC “Section 5.05 Transfer Taxes.” \l 2Transfer Taxes. All transfer, sales, use, registration, documentary, stamp, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary); it being understood that any Losses arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction shall be treated as liabilities and obligations retained by Seller.

Section 5.06 TC “Section 5.06 Further Assurances.” \l 2Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.07 TC “Section 5.07 IMMEX Program and Temporary Imports.” \l 2IMMEX Program and Temporary Imports. Any inventory included in the Purchased Assets that has been temporarily imported into Mexico shall be transferred to Buyer without physical delivery within Mexican territory and shall remain under the IMMEX registration of the Seller’s subsidiary through which such inventory was originally imported, until such time as such inventory is physically exported from Mexico or virtually exported through a transfer in accordance with applicable Mexican customs laws and regulations; (ii) definitively imported into Mexico by Buyer or its designee in compliance with all applicable Laws and with full payment of any applicable duties, taxes, and fees.

Section 5.08 TC “Section 5.08 Transitional License.” \l 2Transitional License. Seller, on behalf of itself and its Affiliates, hereby grants to Buyer a non-exclusive, non-transferable, fully paid up, royalty-free, worldwide license to use any of Seller’s name, trademarks, service marks, trade names, brands, logos, slogans, trade dress, and other indicia of source or origin, to the extent apparent or otherwise incorporated in the products or materials sold or transferred by Seller to Buyer under this Agreement, the Contract Manufacturing Agreement, the Transition Services Agreement, or the Supply Agreement, for two (2) years after the Closing Date in connection with the marketing, distribution and/or sale of such products. This Section 5.08 takes precedence and supersedes anything to the contrary in any Transaction Document.

ARTICLE VITC “ARTICLE VI INDEMNIFICATION” \l 1
Indemnification

Section 6.01 TC “Section 6.01 Survival.” \l 2Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, however, that the Fundamental Representations shall survive the Closing until the date that is seven (7) years from the Closing Date. “Fundamental Representations” as used herein means Section 3.01 (Organization and Authority of Seller), Section 3.06 (Title to Tangible Personal Property), Section 3.07 (Sufficiency of Design and Technical Documentation), Section 3.10 (Taxes), Section 3.11(a) (Intellectual Property), Section 3.14 (Related Party Transactions), and Section 3.15 (Brokers). The covenants shall survive the Closing in accordance with their respective terms or, if no term is specified, indefinitely. Claims arising from fraud or intentional misrepresentation will survive the Closing indefinitely. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity

Asset Purchase Agreement

(to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period, and such claims shall survive until finally resolved.

Section 6.02 TC “Section 6.02 Indemnification by Seller.” \l 2Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VI, from and after the Closing, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller or any of its Affiliates contained in this Agreement or any other Transaction Document;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or any of its Affiliates pursuant to this Agreement or any other Transaction Document; or

(c) any Excluded Asset or Retained Liability.

Section 6.03 TC “Section 6.03 Indemnification by Buyer.” \l 2Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, from and after the Closing, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any other Transaction Document;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any other Transaction Document; or

(c) subject to Seller’s obligations in Section 6.02, any Assumed Liability.

Section 6.04 TC “Section 6.04 Certain Limitations.” \l 2Certain Limitations. The party making a claim under this ARTICLE VI is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VI is referred to as the “Indemnifying Party.” The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 6.02(a) or Section 6.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 6.02(a) or Section 6.03(a), as the case may be, exceeds 1% of the Purchase Price (the “Deductible”), in which event the Indemnifying Party shall pay or be liable for the entire amount of the Losses from the first dollar; provided, however, that the Deductible shall not apply with respect to any claims arising from fraud or intentional misrepresentation or for any inaccuracy in or breach of a Fundamental Representation.

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 6.02(a) or Section 6.03(a), as the case may be, shall not exceed 50% of the Purchase Price (the “Cap”); provided, however, that the Cap shall not apply with respect to any claims arising from fraud or intentional misrepresentation or for any inaccuracy in or breach of a

Asset Purchase Agreement

Fundamental Representation; provided further, however, that the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 6.02(a) or Section 6.03(a), as the case may be, for any inaccuracy in or breach of a Fundamental Representation, in the absence of fraud or intentional misrepresentation, shall not exceed the Purchase Price.

(c) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages, except to the extent actually payable to a third party.

(d) For purposes of determining whether a breach of any representation or warranty exists and the amount of Losses resulting therefrom, the determination shall, in each case, be made without references to the terms “material,” “materiality,” “Material Adverse Effect,” or other similar qualifications as to materiality (other than specific monetary thresholds) contained in any such representation or warranty.

(e) Each Indemnifying Party shall take, and cause its Affiliates to take, all steps required by Law to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

Section 6.05 TC “Section 6.05 Indemnification Procedures.” \l 2Indemnification Procedures. Whenever a claim arises for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. Such notice by the Indemnified Party shall describe the claim in reasonable detail and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Failure to give notice shall not relieve the Indemnifying Party of its indemnification obligations except to the extent such failure materially prejudices the Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to assume or control the defense of any such Action if (a) such Action seeks injunctive or other non‑monetary relief or (b) such Action would reasonably be expected to have a Material Adverse Effect on the Indemnified Party or its business, in each case unless the Indemnified Party otherwise Consents in writing. The Indemnified Party shall be entitled to participate in the defense of any such Action with its counsel and at its own cost and expense subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including (x) making available (subject to the provisions of Section 5.01) records relating to such claim and (y) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written Consent (which Consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that such settlement includes an unconditional release of the Indemnified Party from all liability with respect to such Action).

Section 6.06 TC “Section 6.06 Tax Treatment of Indemnification Payments.” \l 2Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall

Asset Purchase Agreement

be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.07 TC “Section 6.07 Exclusive Remedies.” \l 2Exclusive Remedies. The parties acknowledge and agree that from and after the Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or intentional misrepresentation on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE VI. Nothing in this Section 6.07 shall limit any Person’s right to seek and obtain any equitable relief to which such Person may be entitled.

Section 6.08 TC “Section 6.08 Indemnification Escrow Fund.” \l 2Indemnification Escrow Fund. Any Losses payable to Buyer and its Affiliates and their respective representatives (collectively, the “Buyer Indemnitees”) pursuant to this ARTICLE VI shall be satisfied (a) first from the remaining amount of the Indemnification Escrow Fund and (b) to the extent Losses exceed the remaining amount of the Indemnification Escrow Amount, from Seller. If Buyer becomes entitled, following the resolution of any dispute in connection therewith, to any distribution of all or any portion of the Indemnification Escrow Amount pursuant to this ARTICLE VI, Buyer and Seller shall take all actions necessary under the Escrow Agreement (including the execution and delivery of joint written instructions to the Escrow Agent) to cause the Escrow Agent to release to Buyer the amounts to be paid from the Indemnification Escrow Fund to Buyer in accordance with this Agreement. If Buyer delivers to Seller proposed joint written instructions for the Escrow Agent in the form set forth in Exhibit B of the Escrow Agreement, and Seller neither signs nor rejects the instructions in writing within thirty (30) days of receipt thereof, Buyer may independently send such instructions (including the same payment amount(s) and wire instructions) in the form set forth in Exhibit C of the Escrow Agreement to the Escrow Agent. Promptly following the date that is twelve (12) months following the Closing Date (the “Expiration Date”), and subject to the terms and conditions set forth in this ARTICLE VI and the Escrow Agreement, Buyer and Seller shall deliver joint written instructions instructing the Escrow Agent to release to Seller the remaining portion of the Indemnification Escrow Amount less the portion that is reasonably necessary to cover the estimated Losses related to any Continuing Claims (as defined below). Such portion of the Indemnification Escrow Fund shall remain held by the Escrow Agent in escrow until all applicable claims for Losses related to the Continuing Claim have been finally resolved or satisfied; provided, that, in the event and to the extent that after the Expiration Date, any Continuing Claim for Damages is resolved for any amount less than the full amount retained in escrow for such claim, then Buyer and Seller shall deliver joint written instructions instructing the Escrow Agent to release the excess amount to Seller and the amount of the resolved claim to the Buyer within five (5) Business Days following the resolution thereof. “Continuing Claims” as used herein means any claims under this ARTICLE VI asserted in good faith by a Buyer Indemnitee prior to the Expiration Date that is not fully resolved as of the Expiration Date.

ARTICLE VIITC “ARTICLE VII MISCELLANEOUS” \l 1
Miscellaneous

Section 7.01 TC “Section 7.01 Expenses.” \l 2Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 TC “Section 7.02 Notices.” \l 2Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of

Asset Purchase Agreement

transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Buyer: National Safety Apparel, LLC
15825 Industrial Parkway
Cleveland, OH 44135
Attn: Chuck Grossman
Email: [***]

with a copy (which shall not constitute notice) to: Baker & Hostetler LLP
127 Public Square, Suite 2000
Cleveland, OH 44114
Attn: John Allotta
Email: [***]

If to Seller: Lakeland Industries, Inc.
1525 Perimeter Parkway, Suite 325
Huntsville, AL 35806
Attn: J. Calven Swinea Jr.
Email: [***]

with a copy (which shall not constitute notice) to: Maynard Nexsen PC
655 Gallatin Street SW
Huntsville, AL 35801
Attn: Richard Marsden
Email: [***]

Section 7.03 TC “Section 7.03 Interpretation; Headings.” \l 2Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 TC “Section 7.04 Severability.” \l 2Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 TC “Section 7.05 Entire Agreement.” \l 2Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein and supersede all prior and contemporaneous representations, warranties, understandings, and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, the Schedules, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06 TC “Section 7.06 Successors and Assigns; Assignment.” \l 2Successors and Assigns; Assignment. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations

Asset Purchase Agreement

hereunder without the prior written Consent of the other party, which such Consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Buyer may assign all or any portion of its rights hereunder to any lender (or agent) or Affiliate thereof providing financing to Buyer for collateral security purposes, in each case, without the prior Consent of Seller. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 TC “Section 7.07 Amendment and Modification; Waiver.” \l 2Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.08 TC “Section 7.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.” \l 2Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflict of law provisions thereof to the extent such provisions would require or permit the application of the laws of any jurisdiction other than the State of Delaware. Any legal suit, action, proceeding, or dispute arising out of or relating to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in Wilmington, Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.09 TC “Section 7.09 Counterparts.” \l 2Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission (including in portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com and www.simplyagree.com) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Asset Purchase Agreement

Section 7.10 TC “Section 7.10 Non-Recourse.” \l 2Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present, or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit, or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 7.11 TC “Section 7.11 Disclosure Schedules.” \l 2Disclosure Schedules. Any matter, information, or item disclosed in the disclosure schedules of Seller (the “Disclosure Schedules”) delivered under any specific representation, warranty, or covenant, or Section hereof, shall be deemed to have been disclosed for all purposes of this Agreement in responses to each other representation, warranty, or covenant in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The inclusion of any matter, information, or item in any Schedule of the Disclosure Schedules shall not be deemed to constitute an admission of any liability by Seller to any third party or otherwise imply that any such matter, information, or item is material or creates a measure for materiality for purposes of this Agreement.

Section 7.12 TC “Section 7.12 Special Rule for Fraud.” \l 2Special Rule for Fraud. Notwithstanding anything herein to the contrary, in no event shall any limit or restriction on any rights or remedies set forth in this Agreement limit or restrict the rights or remedies of any party in the event of fraud, willful misconduct, or intentional misrepresentation by any other party or any Affiliate or representative of such other party. For the avoidance of doubt, as used herein, “fraud” means, with respect to any Person, common law fraud under the Laws of the State of Delaware in the making of the representations and warranties contained in this Agreement, the other Transaction Documents, or any certificate or instrument executed and delivered pursuant to the terms of the foregoing, as applicable.

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Asset Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER

NATIONAL SAFETY APPAREL, LLC

By: /s/ Charles L. Grossman

Name: Charles L. Grossman, Jr.

Title: Chief Executive Officer

SELLER

LAKELAND INDUSTRIES, INC.

By: /s/ J. Calven Swinea Jr.

Name: J. Calven Swinea Jr.

Title: Chief Financial Officer

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Asset Purchase Agreement